Exhibit 97.1

ARCH CAPITAL GROUP LTD. (the “Company”)
CLAWBACK POLICY
Adopted by the Board of Directors as of December 1, 2023

1.Overview. The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to ensure that Incentive-Based Compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets. The Board therefore has adopted this policy, which provides for the recoupment of certain executive compensation in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”).

2.Effective Date. This Policy shall be effective as of December 1, 2023 (the “Effective Date”), and shall apply to Incentive-Based Compensation that is received by Covered Executives on or after October 2, 2023.

3.Compensation Committee. This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee shall have full authority to interpret and enforce this Policy in accordance with its business judgment. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the listing standards of Nasdaq. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.

4.Covered Executives. This Policy applies to the Company’s current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the listing standards of Nasdaq (“Covered Executives”). For the avoidance of doubt, such individuals shall include the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company’s subsidiaries shall be deemed officers of the Company if they perform such policy-making functions for the Company.

5.Recoupment; Accounting Restatement. In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover reasonably promptly the amount of erroneously awarded Incentive-Based Compensation received after beginning service as an executive officer by the Covered Executives during the last three (3) completed fiscal years immediately preceding the earlier of (x) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that an accounting restatement is required, or (y) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement. Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. Such recovery shall apply to any Covered Executive who served as an executive officer at any time during the performance period for the Incentive-Based Compensation.

6.Incentive-Based Compensation. For purposes of the Policy, “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure. “Financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

7.Amount Subject to Recovery. The amount of erroneously awarded Incentive-Based Compensation to be recovered is the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq. The Company must recover erroneously awarded Incentive-Based Compensation in compliance with this paragraph except to the extent that the Compensation Committee has made a determination, in accordance with Rule 10D-1 of the Exchange Act and the listing standards of Nasdaq, that recovery would be impracticable on account of any of the following reasons: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered and the Company has made a reasonable attempt to recover such amount and provided documentation of such recovery attempts to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code.

8.Form of Recovery. The Compensation Committee will determine, in its sole discretion, the method for recovering Incentive-Based Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Compensation Committee may effect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.

9.No Indemnification of Covered Executives. The Company shall not indemnify any Covered Executives against the loss of any erroneously awarded Incentive-Based Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential clawback obligations under this Policy.

10.Administrator Indemnification. Any members of the Compensation Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

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11.Amendment; Termination. The Board may amend this Policy from time to time in its discretion. The Board may terminate this Policy at any time. Notwithstanding anything in this Section 11 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Nasdaq rule.

12.Non-Exclusivity. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy (or any successor policy). Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

13.Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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Exhibit A

ATTESTATION AND ACKNOWLEDGEMENT OF CLAWBACK POLICY

By my signature below, I acknowledge and agree that:

•I have received and read the attached Clawback Policy (this “Policy”) of Arch Capital Group Ltd. (the “Company”).
•I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any erroneously awarded Incentive-Based Compensation to the Company as determined in accordance with this Policy.
•I hereby waive any right to the indemnification, insurance or advancement of expenses by the Company with respect to any erroneously awarded Incentive-Based Compensation in accordance with Section 9 of this Policy.

Signature:
Printed Name:
Date: